UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Form 8-K

 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 25, 2022

DAVITA INC.
(Exact name of registrant as specified in its charter)

DE	1-14106	51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street
Denver,	CO	80202
(Address of principal executive offices including Zip Code)

(720) 631-2100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.
On May 25, 2022, DaVita Inc. (“DaVita” or the “Company”) entered into an agreement with Medtronic, Inc. and one of its subsidiaries (collectively, “Medtronic”) to form a new, independent kidney care-focused medical device company (“NewCo”). Under the terms of the agreement, DaVita and Medtronic will have equal equity stakes in NewCo. The transaction is expected to close in 2023, subject to customary closing conditions and regulatory approvals, such as approval under the Hart-Scott-Rodino Act.
Upon closing of the transaction, Medtronic will contribute its Renal Care Solutions (“RCS”) business to NewCo, including RCS’s current product portfolio (renal access, acute therapies, and chronic therapies), product pipeline, global manufacturing R&D teams, and facilities. At close, DaVita will make a cash payment to Medtronic of approximately $75 million, subject to certain customary adjustments prior to the closing, and will contribute certain other non-cash assets to NewCo valued at approximately $25 million. Additionally, at close, each of DaVita and Medtronic will contribute approximately $200 million in cash to launch NewCo. DaVita also agreed to pay Medtronic additional consideration of up to $300 million if certain regulatory and commercial milestones are achieved between 2024 and 2028. DaVita does not currently expect to make additional material contributions to NewCo.
DaVita expects to report its share of NewCo’s operating income/loss under “Other (loss) income, net” in its financial statements after the transaction closes. If the transaction closes in 2023, DaVita anticipates that its portion of NewCo’s operating income/loss will result in associated quarterly charges of approximately $20 million following closing, with such quarterly amount expected to decrease over time to $0 approximately two to three years after closing when NewCo is currently projected to achieve break-even operating income. DaVita does not believe the transaction would have an impact on the Company’s long term outlook announced at the Company’s Capital Markets Day on November 16, 2021.
Following the closing, an independent management team will operate NewCo as an independent company, and NewCo will be governed by a six-person board of directors composed of two directors appointed by DaVita, two directors appointed by Medtronic, and two independent directors.
The information contained in this Item 7.01 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. All such statements in this report, other than statements of historical fact, are forward-looking statements. This includes statements about the anticipated financial impact of these transactions, estimated payments to be made by DaVita in connection with these transactions, and anticipated timing of closing, among other things. Words such as "expect," "intend," "will," "plan," "anticipate," "may," "believe," "continue," “project,” and similar expressions are intended to identify forward-looking statements. The Company bases its forward-looking statements on information available to it on the date of this report, and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may otherwise be required by law. Actual results and other events could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to successfully close the transaction on the anticipated timing or at all, including receipt of regulatory approvals and satisfaction or waiver of other closing conditions; the risk that the expected benefits from the transaction may not be fully realized or may take longer to realize than expected or be more costly to achieve than expected; the ability to successfully separate NewCo business from Medtronic and for that business to operate on an independent basis; the ability to successfully manage and govern a jointly owned joint venture with a third party; the potential disruption in connection with this transaction that may make it more difficult to maintain business and operational relationships; the ability of NewCo to achieve operational and financial success, including, among other things, the ability to operate in a complex, dynamic and highly regulated environment and the ability to find, train and retain appropriate staff; our ability to successfully expand to businesses or products outside of dialysis services; the use of capital for NewCo and its impact on our use of capital for alternative purposes, such as repurchases of stock under our stock repurchase program; and potential impairment of our goodwill, investments or other assets; and the risk factors set forth in the Company’s reports on Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarter ended March 31, 2022, and the other risks and uncertainties discussed in any subsequent reports that the Company files with the Securities and Exchange Commission from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: May 26, 2022	By:	/s/ Joel Ackerman
Joel Ackerman
Chief Financial Officer and Treasurer